An annual meeting of shareholders of Neuberger Berman Real
Estate Securities Income Fund Inc. was held on March 8, 2005. Shareholders voted on the following matter: (1) To elect five Class III Directors (one of which is to be elected only by holders of the Funds preferred stock) to serve until the annual meeting of stockholders in 2008, or until their successors are elected and qualified. Class I and II Directors continue to hold office until the annual meeting in 2006 and 2007, respectively.

Proposal 1 - To elect five Class III Directors (one of which is to be elected only by holders of the Funds preferred stock) to serve until the annual meeting of stockholders in 2008.


Common and Preferred Shares
			  Votes      Votes   Votes    Abstentions  Broker
			   For	    Against  Withheld    	    Non-Votes
Robert A. Kavesh    26,663,324.566    -	  247,629.000	  -		-
Edward I. OBrien   26,615,048.566    -	  295,905.000	  -		-
William E. Rulon    26,580,106.566    -	  330,847.000	  -		-
Candace L. Straight 26,571,986.566    -	  338,967.000	  -		-


Preferred Shares
		     Votes     Votes     Votes  Abstentions  Broker
		     For      Against  Withheld    	    Non-Votes
Howard A. Mileaf  5,356.000 	-	249.000	      -		-